EXHIBIT (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (No. 33-64915) of Harris Insight Funds Trust of our report dated February 8, 1999 relating to the financial statements and financial highlights, which appears in the December 31, 1998 Annual Report to Shareholders, which is incorporated by reference in such Statement of Additional Information. We also consent to the references to us under the heading "Financial Highlights" in such Prospectuses and under the heading "Independent Accounts and Reports to Shareholders" in such Statement of Additional Information.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 4, 1999